UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2006

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-31680 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)		07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

        On November 8, 2006, Bradley Pharmaceuticals, Inc. (the “Company”) announced that it had entered into an agreement with BioSante Pharmaceuticals, Inc. (“BioSante”) on November 7, 2006 to market BioSante’s estradiol transdermal gel, Bio-E-Gel®, in the United States. The US Food and Drug Administration (“FDA”) accepted the New Drug Application for review in April of this year and set the PDUFA date for mid-December. The Company plans to market Bio-E-Gel® through its Kenwood Therapeutics division and plans to introduce it in 2007, pending approval by the FDA. If approved by the FDA, the Company will likely commercialize Bio-E-Gel® under a new trade name. The Company cannot provide any assurance that it will receive regulatory approval for any indication developed under the agreement with BioSante.

        Bio-E-Gel® is expected to be prescribed for the treatment of moderate-to-severe hot flashes in menopausal women and is expected to be available at several dosage levels. In consideration for the grant of the Company’s right to market Bio-E-Gel®, the Company paid BioSante and its licensor for Bio-E-Gel® an aggregate of $3.5 million. In addition, the Company agreed to pay regulatory milestone payments between $10.0 million and $10.5 million, a royalty on net sales, and sales-based milestone payments.

        This summary of the agreement is not complete and is qualified by reference to the entire agreement, a copy of which will be filed with the Securities and Exchange Commission. The Company intends to request confidential treatment for portions of the agreement.

Item 8.01 Other Events

        On November 8, 2006, the Company issued a press release announcing the agreement.

        A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

        (c)        Exhibits

Number	Description
99.1	Press Release dated November 8, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ R. Brent Lenczycki R. Brent Lenczycki, CPA Chief Financial Officer and Vice President

Dated: November 8, 2006

EXHIBIT INDEX

Number	Description
99.1	Press Release dated November 8, 2006